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                                                   EXHIBIT 11.2

              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                Six months ended
                                                     April 30,
                                               1997              1996
Weighted average shares outstanding          2,020,156         2,020,156
Net effect of dilutive stock options -
based on the treasury stock method
using average market price                      16,921             7,601
                                             2,037,077         2,027,757

Net income                                  $  536,597        $  363,100

Net income per share                        $     0.26        $     0.18

